NEWS RELEASE

For Immediate Release
Date: February 21, 2013
Contact: Madge Cremer
515.281.1071
mcremer@fhlbdm.com

FHLB Des Moines Reports 2012 Year-End Preliminary Unaudited Financial Results and Fourth Quarter Dividend

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the fourth quarter and year ended December 31, 2012. The Bank expects to file its 2012 Form 10-K with the Securities and Exchange Commission (SEC) on or about March 13, 2013. The Bank also announced its fourth quarter 2012 dividend.

Operating Results

The Bank reported net income of $111.4 million in 2012 compared to $77.8 million in 2011. The Bank's 2012 net income was primarily impacted by net interest income, losses on debt extinguishments, losses on derivatives and hedging activities, and gains on trading securities.

The Bank recorded net interest income of $240.6 million in 2012 compared to $235.6 million in 2011. The Bank's net interest income was primarily impacted by reduced funding costs resulting from a decline in consolidated obligation bond volumes and the lower interest rate environment. Throughout 2012, the Bank called and extinguished higher-costing debt in order to reduce its future interest costs. The Bank's net interest income was also impacted by a decline in investment and mortgage loan interest income resulting from lower average investment and mortgage loan volumes and the lower interest rate environment. As a member-owned cooperative, the Bank endeavors to operate with a low, but stable net interest margin. As a result, the Bank's net interest margin was 0.49 percent for 2012 compared with 0.44 percent for 2011.

The Bank's net income was reduced by losses on the extinguishment of debt. During 2012 and 2011, the Bank extinguished $556.1 million and $33.0 million of higher-costing consolidated obligations and recorded losses on these debt extinguishments of $76.8 million and $4.6 million in other (loss) income. These debt extinguishment losses were partially offset by net advance prepayment fee income recorded in net interest income of $28.1 million in 2012 and $10.7 million in 2011 as well as gains on sales of investment securities recorded in other (loss) income of $13.6 million in 2012 and $8.2 million in 2011.

Net income was further reduced by losses on derivatives and hedging activities. The Bank utilizes derivative instruments to manage interest rate risk, including mortgage prepayment risk, in its Statements of Condition. Accounting rules require all derivatives to be recorded at fair value; therefore, the Bank may be subject to income statement volatility. During 2012, the Bank recorded net losses of $24.8 million on its derivatives and hedging activities compared to net losses of $110.8 million in 2011. These losses were recorded as a component of other (loss) income and were primarily attributed to economic derivatives that do not qualify for fair value hedge accounting. During 2012, the Bank recorded losses of $26.5 million on economic derivatives compared to losses of $121.7 million in 2011. These losses were primarily due to the effect of changes in interest rates on interest rate swaps economically hedging the Bank's trading securities portfolio and interest rate caps economically hedging the Bank's mortgage asset portfolio.

Trading securities are recorded at fair value with changes in fair value reflected through other (loss) income. During 2012, the Bank recorded gains on trading securities of $23.1 million compared to gains of $38.7 million in 2011.

Balance Sheet Highlights

The Bank's total assets decreased to $47.4 billion at December 31, 2012 from $48.7 billion at December 31, 2011. The decrease was primarily attributable to a decline in investment securities. Investment securities declined primarily due to the maturity of Temporary Liquidity Guarantee Program investments and principal paydowns on mortgage-backed securities (MBS). At December 31, 2012, 99 percent of the Bank's MBS portfolio was guaranteed by the U.S. Government or issued by a government-sponsored enterprise and one percent was private-label. The private-label MBS were performing and the Bank recorded no other-than-temporary impairment losses on these investments as of December 31, 2012. The Bank's advances totaled $26.6 billion at both December 31, 2012 and 2011.

Total capital was $2.8 billion at December 31, 2012 and 2011. Retained earnings grew due to earnings in excess of dividends and were $621.9 million at December 31, 2012 compared to $569.0 million at December 31, 2011.

Additional financial information will be provided in the Bank's 2012 Form 10-K available at www.fhlbdm.com or www.sec.gov on or about March 13, 2013.

Dividend

On February 20, 2013, the Bank's Board of Directors approved a fourth quarter 2012 dividend for both average activity-based capital stock and average membership capital stock outstanding during the quarter. The dividend approved for activity-based capital stock was at an annualized rate of 3.50 percent. The dividend approved for membership capital stock was at an annualized rate of 0.50 percent. The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding was 2.60 percent; however, the effective combined dividend rate on the total stock held by each member will depend on its level of activity with the Bank during the fourth quarter.

These dividends will total $13.1 million, which represents 44 percent of net income for the fourth quarter, and are expected to be paid on February 26, 2013. Average three-month LIBOR and average Federal funds rates for the fourth quarter 2012 were 0.32 percent and 0.16 percent, respectively.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)
	December 31,
Statements of Condition (dollars in millions)	2012	2011
Advances	$26,614	$26,591
Investments	13,433	14,637
Mortgage loans held for portfolio, net	6,952	7,138
Total assets	47,367	48,733
Consolidated obligations	43,020	44,822
Total liabilities	44,533	45,921
Total capital stock - Class B putable	2,063	2,109
Retained earnings	622	569
Accumulated other comprehensive income	149	134
Total capital	2,834	2,812
Total regulatory capital[1]	2,694	2,684

1    Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

	Quarter Ended December 31,		Year Ended December 31,
Operating Results and Performance Ratios	2012	2011	2012	2011
(dollars in millions)
Net interest income	$56.4	$59.2	$240.6	$235.6
Provision for credit losses on mortgage loans	—	—	—	9.2
Net interest income after provision for credit losses	56.4	59.2	240.6	226.4
Other (loss) income	(8.1)	(8.0)	(57.3)	(71.9)
Other expense	15.1	14.2	59.5	56.9
Total assessments	3.3	3.7	12.4	19.8
Net income	29.9	33.3	111.4	77.8

Net interest margin	0.46%	0.46%	0.49%	0.44%
Return on average equity	4.27%	4.71%	3.98%	2.78%
Return on average capital stock	5.92%	6.29%	5.44%	3.66%
Return on average assets	0.25%	0.26%	0.23%	0.15%
Regulatory capital ratio	5.69%	5.51%	5.69%	5.51%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's 2012 Form 10-K to be filed on or about March 13, 2013 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota, and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.